840 Putnam Utilities Growth and Income Fundattachment
10/31/08 Annual

Because the electronic format for filing Form N SAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

53A For the year ended October 31, 2008, Putnam Management has assumed $1,072 of legal, shareholder servicing and communication, audit and Trustee fees incurred by the fund in connection with certain legal and regulatory matters.


72DD1 	(000s omitted)
      		Class A	9,549
		Class B	393
		Class C	74

72DD2	(000s omitted)
		Class M	46
		Class R	16
		Class Y	108

73A1
		Class A	0.265
		Class B	0.145
		Class C	0.155

73A2
		Class M	0.189
		Class R	0.234
		Class Y	0.304

74U1	(000s omitted)
		Class A	33,509
		Class B	2,240
		Class C	421

74U2	(000s omitted)
		Class M	222
		Class R	98
		Class Y	334

74V1		Class A	10.69
		Class B	10.64
		Class C	10.62

74V2		Class M	10.67
		Class R	10.66
		Class Y	10.69

Item 61

Additional Information About Minimum Required Investment Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.

Item 85B

Additional Information About Errors and Omissions Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.